EXHIBIT 99.499

REVIEW OF THE PX ZONAL MARKET CLEARING PRICES California Power Exchange April 16, 1998

Status of the PX Market Market is functioning "normally" and as expected Volumes and Prices are reasonable Market participants are acting "rationally and prudently"

Some Factors Potentially Affecting Market Behavior Weak economic coupling between energy and transmission auctions Inconsistent price caps by the ISO and PX

Weak Economic Coupling Between Energy and Transmission Auctions PX market participants can bid prices into the ISO transmission auction that are different from those they bid into the PX energy auction Some PX suppliers have weak incentive to actively participate in the transmission auction PX buyers may be reluctant to submit decremental adjustment bids for the transmission auction PX buyers may make errors in their adjustment bids for the transmission auction Thus, high zonal prices are possible for those times when transmission congestion exists

Price Caps ISO protocols have effectively capped real- time energy prices High zonal prices are less likely if the PX market participants are aware of the ISO cap on real-time energy prices

Options to Prevent Potential High Zonal Prices Short-term option Active participation by the PX market participants in the energy and transmission auction Long-term options Average pricing for transmission Strong economic coupling between energy and transmission auctions

Active Participation in the Energy and Transmission Auction PX market participants should provide decremental demand bids to zero MW Decremental price bid should not exceed the ISO cap on real-time prices PX should facilitate participation by market participants Provide extensive information /training Require decremental demand adjustment bids Add default decremental demand adjustment bids

Monitor Market Operation Monitor Market Operation for Effectiveness of short-term option Do high zonal prices occur? Are market participants failing to submit adjustment bids? Would more education be effective? Should PX consider implementing long-term solutions?

Average Pricing for Transmission Single market clearing price for all zones All schedules with FS different from IPS will receive "adjustment" payments - in one form or another ISO congestion payment plus adjustment payments become uplift charges Uplift charges can be distributed on zonal basis to all demands

Strong Economic Coupling between Energy and Transmission Auctions Use the same bids for both the energy and transmission auctions Alternative 1: Require unit bids for the energy auction and use the bids for the transmission auction Alternative 2: Require zonal portfolio bids for the energy auction and modify congestion management protocols to work with zonal adjustment bids

Action Plan Pursue the Short-term option immediately Continue study and assessment of "long-term" options